Exhibit 5(a)

March 18, 2025

Northwest Natural Holding Company
250 S.W. Taylor Street
Portland, Oregon 97204
Ladies and Gentlemen:
I am General Counsel, Chief Compliance Officer and Senior Vice President Regulatory of Northwest Natural Holding Company, an Oregon corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the Registration Statement on Form S-3, as amended (Registration Statement No. 333-281437) (the “Registration Statement”), relating to $325,000,000 in aggregate principal amount of the Company’s Junior Subordinated Debentures due September 15, 2055 (the “Junior Subordinated Debentures”). The Junior Subordinated Debentures have been issued pursuant to the Company’s Indenture (For Unsecured Subordinated Debt Securities), dated as of March 1, 2025, with U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (the Indenture, as supplemented by the officer’s certificate establishing the terms of the Junior Subordinated Debentures, being hereinafter referred to as the “Indenture”).
I have examined the Registration Statement and the Indenture which have been filed with the Securities and Exchange Commission. As to questions of fact material to the opinions expressed herein, I have relied upon representations and certifications of appropriate public officials without independent verification of such matters except as otherwise described herein. I have also examined or have caused to be examined such other documents and have satisfied myself as to such other matters as I have deemed necessary in order to render this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as originals of the documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies. I have not examined the Junior Subordinated Debentures, except a specimen thereof, and I have relied upon a certificate of the Trustee as to the authentication and delivery thereof.
Subject to the foregoing and the further exceptions and qualifications set forth below, I am of the opinion that:
1.The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.
2.The Junior Subordinated Debentures are binding obligations of the Company.
I further note that the binding obligations of the Junior Subordinated Debentures may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.
This opinion is limited to the laws of the State of Oregon. I have relied upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, as to all matters of New York law. As to all matters of Oregon law, Morgan, Lewis & Bockius LLP is hereby authorized to rely on this opinion as though it were rendered to Morgan, Lewis & Bockius LLP.
I hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on or about March 18, 2025, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.
Very truly yours,
/s/ MardiLyn Saathoff

MardiLyn Saathoff, Esq.
General Counsel, Chief Compliance Officer and Senior Vice President Regulatory
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